AGREEMENT

between the

XinAoMDT Technology Co. Ltd and

DOBI Medical International, Inc.

This Agreement, effective as of the 14th day of February, 2007 (the "EFFECTIVE DATE"), is between the XinAoMDT Technology Co. Ltd. ("XMDT"), a joint venture company, with a principal office at 30 Hongrun Road, Longfang Economic and Technology Development Zone, Longfang, Hebei, People's Republic of China, and DOBI Medical, Inc. ("DBMI"), a New Jersey corporation, with a principal place of business at 1200 MacArthur Blvd. Mahwah, New Jersey 07430, U.S.A.

RECITALS

WHEREAS, DBMI is the owner of certain Intellectual Property (IP), including patents and copyrighted software as specified in Exhibit A, related to DBMI's ComfortScan and ComfortScreen technology and product; and

DBMI is the owner of certain ComfortScan and ComfortScreen devices as listed in Exhibit B; and

WHEREAS, DBMI desires to sell and transfer its IP, Devices, patents and copyrighted software to XMDT for further development of the technology, products, and commercialization to benefit the public;

WHEREAS, XMDT desires to obtain DBMI's IP, Devices, and copyrighted software upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties herein contained, XMDT and DBMI do hereby agree as follows:

1. DEFINITIONS

1.1 "INTELLECTUAL PROPERTY" shall mean all Patent, Clinical Data, Technical documents, copyrighted Software, Certificates, Approvals, FDA Export Licenses, Marketing materials, Operating manuals, Technical manuals, Website, and Derivatives.

1.2 "PATENT " shall mean those patents listed in Exhibit A.
"Trademarks" shall mean those trademarks listed in Exhibit A.

1.3 "ComfortScan and ComfortScreen "Devices" shall mean those devices listed in Exhibit B, which have been refurbished.

1.4 "Technical Documents" shall mean any documents and reports in hard copy or soft digital forms related to production, R&D, quality control, service and delivery of the Devices as listed in DBMI's Quality Center.

1.5 "Software" shall mean any software (source code, development tools, and compiled code) for the Devices and their development, test and manufacturing, as listed in DBMI's Quality Center..

1.6 "Certificates" shall mean any certified papers, documents, plates, awards for the Devices and the technology.

1.7 "Approvals" shall mean any authorization or approval documents from government offices, business organizations, or technical organizations, including but not limited to FDA, CE, ISO, GMP, UL for the Devices and the technology.

1.8 "Marketing Materials" shall mean any marketing documents and information regarding all distributors, and information related to the marketing effort of the Devices worldwide.

1.9 "Materials" shall mean any document in hard copy or soft digital forms related to patent, technical documents and marketing materials.

2. ESTABLISHMENT OF XMDT AS MASTER DISTRIBUTOR

2.1 Effective with the date of this agreement, DBMI grants to XMDT the worldwide exclusive right to manufacture, develop, distribute, and service the ComfortScan system in exchange for the royalty payment stream specified in 3.1. In that connection, DBMI will transfer all of its Intellectual Property, inventories and available manufacturing equipment to XMDT at its designated location within two months. DBMI will handle all regulatory procedures to transfer the rights, such as Approvals, Patents, Copy Rights, and Trade Marks. XMDT will pay for the fees required by agencies for the transfer. XMDT, as master distributor, is hereby authorized to act on DBMI's behalf with respect to maintenance of all approvals and regulatory communications. DBMI will provided needed information for notifying regulatory agents on the approval handling.

2.2 As soon as practicable, DBMI will transfer all inventory, including up to 20 ComfortScan devices listed in Exhibit B and manufacturing equipment to XMDT. DBMI will pay for the domestic (US) transportation expenses. DBMI represents that it has valid FDA export licenses for all Devices refurbished at its facilities.

2.3 Upon signing this agreement, DBMI will deliver 3 Devices located in China to XMDT. In turn, XMDT will make the following payments to DBMI: 1) On the signing of this agreement, $35,000 (XMDT has paid $15,000 prior to signing the agreement); 2) Upon shipment (ex works) of each ComfortScan Device to XMDT, $5,000 for each Device up to 10 Devices, and $5,000 for each Device arrived at XMDT, 3) $5,000 for each Device due on the day sold to a customer for the first 10 Devices delivered, and 4) $20,000 for each additional Device beyond the 10. Payment for the second 10 Devices is due to DMBI upon the sale of the third Device after the signing of this contract, and shall be due with the payment due in 3) above.

2.4 For each additional Device (after the first 20), XMDT will cover the retrieval cost from PMA site when it is needed. In the event that XMDT refurbishes these retrieved devices for resale, XMDT will pay DBMI $20,000 per Device when sold and shipped to the customer.

3. LICENSE FEES AND PAYMENT TERMS

3.1 License fees. For each Device in excess of 30 Devices, or if 30 Devices are not delivered to XMDT, the number of Devices delivered, made with some or all of the ComfortScan Intellectual Property ("Derivatives"), XMDT shall pay DBMI a royalty of Nine Thousand Dollars ($9,000) for each Device sold to a customer for 5 years. XMDT will report sales of Devices at the end of each calendar quarter and pay its royalty obligation within 15 days of the end of that calendar quarter. In the event that a payment is not made within 15 days of the end of a calendar quarter, this agreement will be in default. In the event payment is not made within 25 days of the end of the calendar quarter, all Intellectual Property will revert to DBMI.

3.2 XMDT may purchase the Intellectual Property on the fifth anniversary of the royalty period for the product of the number of units sold during the royalty period less the number of Devices delivered in Section 2 times $1,000 per Device. Alternatively, at any time during the term of this agreement, XMDT may purchase the Intellectual Property for the sum of two hundred fifty thousand ($250,000). Upon XMDT's purchase of the intellectual property, all Intellectual Property will be transferred to XMDT as soon as practicable. XMDT's exercise of the purchase option prior to the fifth anniversary of the effective date of this agreement will have not eliminated XMDT's obligation to pay royalties referred to in section 3.1. In the event that XMDT does not exercise the purchase option by the fifth anniversary of this agreement, all rights under this license agreement will terminate and DBMI will continue to own the Intellectual Property free and clear of any obligation.

3.3 Method of Payment. All payments under this Agreement should be made payable to the "DBMI" and sent to the address identified in the first paragraph of this agreement. Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.

3.4 Payments in U.S. Dollars. All payments due under this Agreement shall be drawn on a United States bank and shall be payable in United States dollars.

4. CONFIDENTIALITY

4.1 XMDT Confidential Information. All reports provided to DBMI by XMDT pursuant to this Agreement shall be marked "Confidential" and shall be treated as confidential information and shall not be disclosed to any third party without the prior written consent of XMDT; provided, however, that disclosures may be made as required or authorized by law.

4.2 DBMI Confidential Information. XMDT agrees not to disclose to any third party Confidential Information received from DBMI, without the prior written consent of DBMI; provided, however, that disclosures may be made as required by law, or, in confidence, to actual or prospective investors or corporate partners, or to XMDT's accountants, attorneys, and other professional advisors.

4.3 The Agreement as Confidential. Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the prior written consent of

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the other party; provided, however, that disclosures may be made as required by law, or, in confidence, to actual or prospective investors or corporate partners, or to a party's accountants, attorneys, and other professional advisors.

5. EQUIPMENT AND MATERIALS PROVISION

5.1 DBMI shall ensure that the technical documents provided are complete, accurate and clear. DBMI shall provide the technical documents to XMDT according to stipulated deadline of this Agreement.

5.2 DBMI shall ensure that the Devices conform to the product specifications as identified in DBMI's Quality Center.

5.3 DBMI shall ensure that all Devices refurbished at its facilities can be exported from US with FDA export certificates and are eligible for the UL mark. For machines delivered to XMDT, XMDT will amend the equipment label to be conform to SFDA approval, and remove all other regulatory markings (ie., CE mark).

5.4 The packaging of the Devices and documents shall be rainproof, moisture proofing and applicable to long distance shipment and portage.

5.5 XMDT shall notify DBMI about the incomplete or damaged documents within 30 days when XMDT receives nonconforming documents, e.g. the documents damaged or lost during freight; DBMI shall supplement or resend the documents to XMDT within 30 days after the notification.

6. INFRINGEMENTS AND GUARANTEE

6.1 DBMI warrants that DBMI is the legal owner of all patent technologies and documents. DBMI acknowledges that XMDT shall have the right to defend, at XMDT's expense, any patent infringement claim. If DBMI is accused of infringement during the Agreement, DBMI shall not have the responsibility to defend the claim, and will cooperate with XMDT if XMDT chooses to defend the claim.

6.2 DBMI shall pay the maintenance fees on all existing patents registered in its name, and XMDT will pay application and maintenance fees for all patents registered in its name. DBMI agrees to transfer the assignees of patent applications or patents to be filed to XMDT. DBMI shall authorize its patent attorneys to include XMDT in communications. XMDT shall engage DBMI's patent attorney as its patent attorney. If either party fails to pay maintenance fees for any patent, the other party shall have the right to pay the maintenance fees and instruct the patent attorney to transfer the patent to its name.

6.3 DBMI will take all necessary steps within DBMI's control to preserve the validity of patents and approvals for ComfortScan and ComfortScreen.

7. TAX

7.1 XMDT shall be responsible for all the tax and duties paid to Chinese government according to the existing tax law of the People's Republic of China.

7.2 DBMI shall be responsible for all the tax paid to the government of the United States of America according to the existing tax law of the United States of America.

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8. SETTLEMENT OF DISPUTE

8.1 Any dispute arising from or relating to the Agreement shall be attempted to be settled through negotiation between the two Parties.

8.2 If no settlement can be reached between the two Parties, Parties hereby agree to submit such disputes to the Singapore International Arbitration Centre. The arbitration should be conducted in accordance with the effective arbitration rules of the Singapore International Arbitration Centre.

8.3 The arbitral award is final and binding upon both Parties.

8.4 The losing Party shall afford the arbitration fee.

8.5 During the arbitration, both the Parties should perform their obligations under the Agreement except for such obligations related to the dispute.

9. CONDITIONS TO CLOSING

The parties will sign this Agreement upon the completion of items 1) and 2) below. The following conditions are required for the closing to take place: 1) approval of DBMI's board of directors; 2) the submission of the report by the Evaluation Center to the SFDA as the final step prior to the printing of the ComfortScan system approval certificate by the SFDA; 3) approval of legal department of Xinao Group.

10. MISCELLANEOUS

10.1 Both Parties have the rights to terminate this Agreement if the Agreement is not effective six months after the signing.

10.2 Any amendments, modification, increase and decrease of the Agreement shall be negotiated, agreed and signed in written form by both Parties, which is the component of the Agreement and shall have equal legal force as the original Agreement.

10.3 The text and attachment of the Agreement are indivisible parts of the Agreement and shall have equal legal force.

10.4 The Agreement shall be in English and both Parties shall each hold two copies. Within the validation of the Agreement, both Parties shall notify each other the agreement in written form in English and send the copies to the other by airmail with registration in two copies.

Gan, Zhongxue, General Manager	Mike Jorgensen, Authorized Representative
XinAoMDT Technology Co. Ltd. ("XMDT")	DOBI Medical, Inc. ("DBMI")
Date: 2/14/07	Date: 2/14/07

Exhibit A
DBMI Medical International, Inc.
Intellectual Property - Patents & Trademarks

DBMI Medical International, Inc. or its wholly owned subsidiary, DBMI Medical Systems, Inc., holds nine (9) U.S. patents, one (1) Canadian patent, and one (1) European patent (approved France, Germany, Italy and UK) protecting the Company's inventions and technology. Additionally, an international patent application filed under the Patent Cooperation Treaty (PCT) is pending along with patent applications in Canada, Czech Republic, Europe, Hong Kong, Hungary, Japan and Slovenia. The Company is also obtaining trademark protection for a variety of marks used in conjunction with the Company's products. Additionally, the Company relies upon trade secrets and other proprietary information in its product development and internal activities, which it seeks to protect, in part, through confidentiality agreements with employees, consultants and other affiliated parties.

Issued and Allowed US and Foreign Patents

1. **US 5,699,797**	Covers a method and apparatus for the investigation of microcirculation functional dynamics of physiological liquids in skin.
2. **US 5,730,133**	Relates to the invention of an optical mammoscope.
3. **US 5,747,789**	Covers a method and apparatus for the optical investigation of physiological components in the human body, such as blood hemoglobin.
4. **US 5,865,743**	Relates to a method of living organism multimodal functional mapping.
5. **US 6,002,958**	Covers a method and apparatus for the optical and acoustic diagnosis of internal organs.
6. **US 6,192,262 B1**	Covers a method of living organism multimodal functional mapping.
7. **US 6,243,484 B1**	Covers a non-rigid object holder assembly for use in examination of an object having a base.
8. **US 6,587,578 B2**	Covers the dynamic-functional imaging of biological objects using a non-rigid object holder.
9. **Canada No. 2,126,227**	Covers method of living system organism diagnosis and apparatus for its realization.
10. **European Patent No. 0612500**	Covers a method and device for diagnosis of living organisms. Covers: France EP 0612500 U.K. EP 0612500

	Germany 69 227463 Italy 19487BE/99

International Patent Applications

1.	**Canadian Patent Appl. No. 2,303,380**	Covers the dynamic-functional imaging of biological objects using a non-rigid object holder; filed 3/20/98.
2.	**European Patent Appl. No. 02726963.8-1265**	Covers the dynamic-functional imaging of biological objects using a non-rigid object holder; filed 6/3/02; to be published in *E Patent Bulletin* 3/16/05.
3.	**EP Patent Appl. No. 98914268.2**	Covers the dynamic-functional imaging of biological objects using a non-rigid object holder; based on International Appl. No. PCT/US98/05559; filed 3/20/98; international priority date 3/21/97 (US counterpart is Patent No. 6,243,484).
4.	**EP Patent Appl. No. 0272693.8**	Covers the dynamic-functional imaging of biological objects using a non-rigid object holder; EP Publication No. 1514223.
5.	**Czech Patent Appl. No. PV 2004-6**	Covers the dynamic-functional imaging of biological objects using a non-rigid object holder; based on International Appl. No. PCT/US02/17308.
6.	**Hungary Patent Appl. No. P 04 01966**	Covers the dynamic-functional imaging of biological objects using a non-rigid object holder; based on International Appl. No. PCT/US02/17308; filed 6/3/02.
7.	**Japanese Patent Appl. No. 2003-502770**	Covers the dynamic-functional imaging of biological objects using a non-rigid object holder; filed 6/2/02; published 11/18/04.
8.	**Slovakia Patent Appl. No. PP 0004-2004**	Covers the dynamic-functional imaging of biological objects using a non-rigid object holder. Based on International Appl. No. PCT/US02/17308; filed 6/3/02.
9.	**Hong Kong Patent Appl. No. 05102449.8**	Covers the dynamic-functional imaging of biological objects using a non-rigid object holder. Filed in Hong Kong on 3/22/05; international filing date, 6/3/02.

Trademarks

United States

DBMI	Reg. No. 2643138
ComfortScan	Reg. No. 2,981,302 (Cl 10)
ComfortScan	Reg. No. 2,981,303 (Int'l.)
DBMI ComfortScan	Appl. No. 76288966
ComfortView	Appl. No. 78475473
ComfortNet	Appl. No. 78578223

Trademarks
Foreign

DBMI	Italy	Reg. No. 832664
DBMI	China	Appl. No. 1412123
DBMI	Canada	Appl. No. 888015 (allowed)
DBMI	Japan	Reg. No. 4369199
DBMI ComfortScan	Russia	Appl. No. 301022-014605/04

Exhibit B

ComfortScan device list

Serial #
4006
4008
4025
4031
4033
5002
5003
5004
5006
5008
5011
5012
5013
5016
5017
5018
5022
5024
6001
7001
4003R
4007R
4009R
4017R
4030R
4032R
5007R
5015R
5019R
5021R